Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro	John Sullivan
	Chief Executive Officer	Executive VP and CFO	Managing Director
	PacWest Bancorp	PacWest Bancorp	CapGen Financial
	10250 Constellation Boulevard	10250 Constellation Blvd.	280 Park Avenue
	Suite 1640	Suite 1640	40th Floor West, Suite 401
	Los Angeles, CA 90067	Los Angeles, CA 90067	New York, NY 10017
Phone:	310-728-1020	310-728-1021	212-542-6868
Fax:	310-201-0498	310-201-0498	212-542-6879

FOR IMMEDIATE RELEASE

JANUARY 14, 2009

PACWEST BANCORP ANNOUNCES COMPLETION OF $100 MILLION INVESTMENT BY CAPGEN FINANCIAL

—CapGen representative joins PacWest Board—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced that it has completed its previously announced transaction with the private equity firm CapGen Financial, and has issued in a private placement to CapGen Capital Group II LP 3,846,153 PacWest common shares at $26 per share for total cash consideration of approximately $100 million.

In connection with the investment by CapGen Capital Group II LP, John Rose, a principal of CapGen Financial, has joined PacWest’s board of directors effective today and has also been appointed to the board’s Executive Committee.

On a pro forma basis for the investment by CapGen Capital Group II LP PacWest’s book value per share at September 30, 2008 would be $14.88, an increase of 11% from its actual book value per share of $13.36.

As previously disclosed, PacWest anticipates that the additional capital from this investment will be used for general corporate purposes, to fund debt retirement and to take advantage of strategic growth opportunities as they arise.

CapGen Financial is a private equity firm that invests in financial services businesses with a particular focus on community and regional financial institutions, specialty finance and related services.  CapGen Capital Group II LP has registered as a bank holding company and as a result of the investment it owns approximately 12% of PacWest common stock on a fully-diluted basis as of September 30, 2008.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.4 billion in assets as of September 30, 2008, with one wholly-owned banking subsidiary, Pacific Western Bank. PacWest would have had approximately $4.9 billion in assets as of September 30, 2008 on a pro forma basis if the cash proceeds from the CapGen investment and the deposits of Security Pacific Bank acquired on November 7, 2008 were included at that date. Through 60 full-service community banking branches and 4 branches of the former Security Pacific Bank, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021

John Sullivan, CapGen Financial Managing Director, (212) 542-6868